Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Long-Term Incentive Plan of TNS, Inc. and to the incorporation by reference therein of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of TNS, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, TNS Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TNS Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
April 20, 2006